EXHIBIT 4.16

AMENDING AGREEMENT NO. 2

THIS AGREEMENT made the 20th day of March, 2003.

BETWEEN:

ONCOLYTICS BIOTECH INC.
(“Oncolytics”)

— and —

WAYNE SCHNARR
(“Schnarr”)

        WHEREAS Oncolytics and Schnarr entered into an Employment Agreement dated the 30th day of May, 2001 (the “Employment Agreement”) which has been amended by an Amending Agreement dated January 1, 2002;

        AND WHEREAS the parties wish to amend the Employment Agreement;

        NOW THEREFORE the parties agree as follows:

Section 1 – Amendments

        The Employment Agreement is hereby amended by replacing Section 3(1) with the following:

“Oncolytics shall pay Schnarr a salary of ONE HUNDRED SEVENTY-FIVE THOUSAND ONE HUNDRED ($175,100.00) DOLLARS CANADIAN per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of SEVEN THOUSAND TWO HUNDRED NINETY-FIVE DOLLARS and EIGHTY-THREE CENTS ($7,295.83) CANADIAN on the 15th and last day of each month.”

Section 2 – Effective Date

(1)     This Amending Agreement shall be effective from and after January 1, 2003.

(2)     In all other respects the parties confirm that the Employment Agreement, as amended, shall remain in full force and effect.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ONCOLYTICS BIOTECH INC.

Per: /s/ Brad Thompson
Brad Thompson
President & CEO

/s/ [Illegible]	/s/ Wayne Schnarr
WITNESS	WAYNE SCHNARR